Exhibit 99.1

Conference Call:	Today, June 24th, 2009 at 5:00 p.m. ET
Dial-in numbers:	(212) 231-2901 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text
News Announcement

Contact:
Stewart Halpern	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ FISCAL 2009 NET SALES RISE 28.3% TO A RECORD $112.6 MILLION
- Fiscal Fourth Quarter Net Sales Rise 3.9% to Record $22.8 Million
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San Diego, California, June 24, 2009 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fourth quarter and fiscal year ended March 31, 2009.
Mad Catz reported net sales for the fiscal year ended March 31, 2009 of $112.6 million, a 28.3% increase from $87.7 million in fiscal 2008. Gross profit for the fiscal year increased 10.8% to $32.0 million from $28.9 million in the prior fiscal year. Gross profit margin for fiscal 2009 was 28.4% compared to 32.9% in fiscal 2008. Selling, general and administrative expenses totaled $28.2 million, or 25.0% of net sales in fiscal 2009, compared with $21.3 million, or 24.3% of net sales in the prior fiscal year. Reflecting the $27.9 million pre-tax non-cash goodwill impairment charge, as well as a tax expense of $4.0 million in the fiscal fourth quarter for a valuation allowance relating to the deferred tax asset at the Company’s US subsidiary, Mad Catz incurred a net loss for the year ended March 31, 2009 of $32.6 million, or a loss of $0.59 per diluted share.
In the fiscal year ended March 31, 2008, Mad Catz recorded net income of $3.2 million, or $0.06 per diluted share and adjusted net income of $4.2 million or $0.08 per share. In fiscal 2009, Mad Catz incurred a net foreign exchange loss of approximately $0.5 million compared with a net foreign exchange gain of approximately $1.7 million in fiscal 2008. Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation, amortization and goodwill impairment), was $4.5 million in fiscal 2009, compared to adjusted EBITDA of $10.0 million in fiscal 2008.
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Mad Catz Interactive, 6/24/09	page 2
Reconciliations of adjusted net income and adjusted EBITDA to the Company’s net income are included in the financial tables accompanying this release.
Net sales for the fiscal fourth quarter ended March 31, 2009 were $22.8 million, an increase of 3.9% from $21.9 million in the fiscal 2008 fourth quarter. Gross profit for the quarter declined 15.9% to $5.4 million from $6.5 million in the same quarter of the prior year. Gross profit margin for the fiscal 2009 fourth quarter was 24.0% compared with 29.6% in the same quarter of the prior fiscal year. Excluding a $0.6 million benefit from the reversal of the pre-tax non-cash goodwill impairment charge, total operating expenses in the fiscal 2009 fourth quarter were reduced by 32.0% to $5.5 million. Including the reversal, the company recorded operating income of $0.1 million compared to an operating loss of $1.6 million in the comparable prior year period. Foreign exchange losses for the fiscal 2009 fourth quarter totaled $1.3 million compared to a gain of $1.1 million for the prior fiscal fourth quarter. The fiscal fourth quarter results also include the afore-mentioned valuation allowance, resulting a net loss for the quarter ended March 31, 2009 of $3.7 million, or a loss of $0.07 per diluted share, compared to a net loss of $0.8 million, or $0.02 per diluted share, in the fourth quarter of the prior fiscal year.
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, stated, “Record fiscal 2009 net sales reflect the ongoing execution of our strategy to diversify across consoles, products and geographic regions as well as a full year’s benefit from PC peripheral provider, Saitek. Throughout the year, we delivered products for all current generation consoles, handhelds and PCs, addressed major upcoming game releases, and aligned ourselves with the most popular games, entertainment and sports franchises through our growing license portfolio while making significant progress in expanding our geographic footprint.
“During Q4, we also began the important process of extending our credit facility with Wachovia and restructuring our Saitek note. I am happy to report that both matters have been resolved on what we believe to be favorable terms for Mad Catz and its shareholders as together, these actions provide the Company with the working capital and financial flexibility to continue pursuing our strategies for growth and expansion.”
Fiscal 2009, Fourth Quarter and Recent Highlights:
▪	Reflecting a full year of sales from Saitek, continued growth of licensed and core accessory products and higher sales in each of the Company’s major markets for distribution, full year net sales increased 28.3% from the prior fiscal year, and 3.9% in the fiscal fourth quarter despite the worldwide economic recession:
o	North American net sales increased approximately 21.9% to $67.0 million, and 19.5% to $14.6 million, in fiscal 2009 and the fiscal 2009 fourth quarter, respectively;
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Mad Catz Interactive, 6/24/09	page 3
o	European net sales increased 32.6% to $41.4 million, and decreased 14.3% to $7.4 million, in fiscal 2009 and the fiscal 2009 fourth quarter, respectively;

o	Net sales to other countries increased 168.3%, or $2.6 million, to $4.1 million and decreased 28% to $0.7 million, in fiscal 2009 and in the fiscal 2009 fourth quarter, respectively.
▪	Extended for an additional three years the working capital credit facility with Wachovia Capital Finance Corporation with $30.0 million now available under the facility. The Company was in compliance with all facility covenants at March 31, 2009.

▪	Extended the maturity to March 31, 2019 of the $14.5 million convertible note issued as partial consideration for the 2007 acquisition of Saitek.

▪	Reported net position of bank loan less cash at March 31, 2009 of $10.4 million compared to $19.5 million as of December 31, 2008 and $6.2 million at March 31, 2008.

▪	Further diversified and expanded of the Company’s brand license portfolio, including:
o	Multi-year licensing agreement with Nintendo to produce and distribute peripherals for Rock Band videogame for the Nintendo Wii;

o	Multi-year licensing agreement with Microsoft Corporation for global rights to produce Xbox 360-branded wireless specialty videogame controllers;

o	License with CAPCOM to create Street Fighter IV, Bionic Commando and Resident Evil 5 videogame and PC game peripherals;

o	License from Ubisoft to produce branded accessories based on the Rayman Raving Rabbids and Petz video games, and,

o	Rights to distribute Turtle Beach’s Ear Force X1, X3 and X4 gaming headsets in the United Kingdom
▪	Introduced new and innovative products, including:
o	New range of controllers and accessories for Nintendo Wii;

o	Wireless Rock Band accessories for Xbox 360, including the world’s first replica Fender Wooden Stratocaster Guitar Controller;

o	Full range of licensed Street Fighter IV accessories, including the Street Fighter IV Arcade FightStick for Xbox 360 and Playstation 3;

o	Range of accessories compatible with the new Nintendo DSi handheld device;

o	Saitek high-performance cross-compatible game pads;

o	Line of Resident Evil 5 accessories for Xbox 360 and Playstation 3;

o	AirDrives FIT Interactive Earphones and AirDrives FIT Interactive Earphones for iPhone;
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Mad Catz Interactive, 6/24/09	page 4
Released new and innovative products, including:
o	Saitek Aviator Flight Sticks for Xbox 360, PC and Playstation 3

o	Saitek Cyborg X Flight Stick for PC,

o	Ubisoft Petz range of accessories compatible with Nintedo DSi and the Rayman Raving Rabbids Dual Charger for the Nintendo Wii

o	Expansion of the Saitek Pro Flight range of accessories
▪	Launched GameShark on-line store in Europe.
Mr. Richardson added, “While the addition of our PC accessories business was a principal driver behind our sales growth in most geographies during fiscal 2009, we also benefited from our strategy of diversifying our product offerings. The launch of products for Wii Fit and Wii charging products, helped drive Wii sales as a percentage of our overall gross sales to 15.4% as compared to 5.6% in fiscal 2008. Reflecting the continued strength of core console videogame products such as our Xbox 360 control pad and the contribution from a variety of new products, we also grew our console videogame business, leading to Mad Catz’ overall sales reaching record levels.
“During the fiscal 2009 fourth quarter, the launch of our range of Fight Sticks and Fight Pads for the Street Fighter IV contributed to organic net revenue growth of 3.9% and record net sales of $22.8 million for the quarter. Furthermore, Mad Catz strengthened its presence on the current generation of consoles throughout fiscal 2009, with fiscal fourth quarter overall gross sales for current consoles rising approximately 51.6% over prior year levels and nine of our top ten best selling products focused on next-gen consoles. We believe that current generation console sales will continue to drive growth in sales of accessories heading into fiscal 2010 and expect our upcoming product launch portfolio to position us to benefit from this trend.
“While Mad Catz generated solid organic net sales growth, our quarterly gross margin declined to 24.0% from a record level a year ago. The decline was largely related to the recent strengthening of the US dollar versus the Euro and British Pound. This led to reduction in the translated value of European-based sales, while our production costs are denominated in Chinese Yuan – a currency which has not meaningfully fluctuated in relation to the dollar — resulting in a negative impact to gross margins. As a result, gross margins were below our expectations as we targeted margins that would approximate the 25.5% recorded in the fiscal 2009 third quarter.
“Though gross margins were impacted by currency fluctuations, price protection and by on-going channel inventory reductions imposed by our retail partners, gains in operating efficiency across all expense line items along with cost management initiatives implemented earlier in the fiscal year allowed us to approach operating profitability excluding the benefit of the non-cash goodwill impairment charge reversal taken during the quarter and a $1.5 million positive swing in operating income from the fourth quarter of fiscal 2008. Bottom line results in the final quarter of fiscal 2009 were impacted by foreign exchange losses of $1.3 million, while year-ago results benefited from a $1.1 million foreign exchange gain.
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Mad Catz Interactive, 6/24/09	page 5
Upcoming Mad Catz Product Launches:
▪	Wireless Fender Precision Replica Bass for Xbox 360 (June 2009)

▪	Rock Band 2 Electro-Harmonix Overdrive Pedal for Xbox 360, PS 3 and Wii (June 2009)

▪	Rock Band 2 Wireless Fender American Precision Bass for PS 3 (September 2009)

▪	Remote, Z-Chuk and Wireless Z-Chuk for Wii (June 2009)

▪	Pro Flight Instrument Panel, Pro Flight Radio Panel and Pro Flight Multi Panel for PC (July 2009)

▪	PowerUp Charging Stand for Wii Fit (August 2009)

▪	Wireless Wooden Fender Stratocaster Replica Guitar for Xbox 360 (September 2009)

▪	Wireless Fender Telecaster Player’s Edition Replica for Xbox 360 (September 2009)

▪	Z-Chuk Blaster for Wii (September 2009)

▪	Cyborg V.3 Mouse, Cyborg V.5 Keyboard and new Gaming Surfaces (spetember 2009)
Mr. Richardson concluded, “We remain keenly focused on further executing our growth plan and enhancing shareholder value. Recognizing that this remains a challenging economic environment, and that in this first quarter of our fiscal year both we and the industry face tough comparisons versus last year’s strong sales driven by the Wii Fit, we are optimistic that our streamlined operating structure and the quality of our release schedule, which is diversified across both titles and platforms, should result in strong gains in EBITDA and earnings in fiscal 2010. As we position ourselves for the future, we see an industry with a growing and more diversified consumer base along with new and exciting growth opportunities for increased relevance and use of gaming accessories and peripherals.”
The Company will host a conference call and simultaneous webcast on June 24, 2009, at 5:00 p.m. ET which can be accessed by dialing (212) 231-2901. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21429660) or, for International callers, at (402) 977-9140.
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and develops, manufactures and markets proprietary portable earphones under its AirDrives brand.  Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia.  For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
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Mad Catz Interactive, 6/24/09	page 6
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
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Mad Catz Interactive, 6/24/09	page 7
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net sales	$22,770	$21,917	$112,563	$87,737

Cost of sales	17,313	15,429	80,558	58,841

Gross profit	5,457	6,488	32,005	28,896

Operating expenses:
Sales and marketing	2,416	3,329	13,216	10,304
General and administrative	2,361	3,625	14,968	11,004
Research and development	209	536	1,076	1,516
Goodwill impairment	(626)	—	27,887	—
Amortization of intangibles	532	613	2,344	987

Total operating expenses	4,892	8,103	59,491	23,811

Operating income (loss)	565	(1,615)	(27,486)	5,085

Interest expense, net	(579)	(575)	(2,094)	(1,156)
Foreign exchange gain (loss), net	(1,292)	1,116	(462)	1,703
Other income	122	67	361	280

Income (loss) before income taxes	(1,184)	(1,007)	(29,681)	5,912

Provision for income taxes (expense)	(2,453)	175	(2,933)	(2,744)

Net income (loss)	$(3,637)	$(832)	$(32,614)	$3,168

Net income (loss) per share:
Basic	$(0.07)	$(0.02)	$(0.59)	$0.06

Diluted	$(0.07)	$(0.02)	$(0.59)	$0.06

Weighted average number of common shares outstanding:
Basic	55,098,549	54,973,549	55,088,960	54,843,688

Diluted	55,098,549	54,973,549	55,088,960	55,314,438

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Mad Catz Interactive, 6/24/09	page 8
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(unaudited in thousands of US$)

	March 31,	March 31,
	2009	2008
Assets

Current assets:
Cash	$2,890	$5,230
Accounts receivable, net	15,524	14,567
Other receivables	471	583
Inventories	17,774	20,554
Deferred tax assets	19	1,591
Income tax receivables	759	—
Other current assets	1,491	1,369

	38,928	43,894

Deferred tax assets	484	978
Other assets	778	324
Property and equipment, net	1,826	2,101
Intangible assets, net	5,118	8,320
Goodwill	8,467	35,704

Total assets	$55,601	$91,321

Liabilities and Shareholders’ Equity

Current liabilities:
Bank loan	$13,272	$11,470
Accounts payable and accrued liabilities	19,457	23,139
Note payable	847	—
Income taxes payable	655	496

	34,231	35,105
Other long term liabilities	453	—
Notes payable	14,500	14,901

Total liabilities	49,184	50,006
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 55,098,549 and 54,973,549 shares issued and outstanding at March 31, 2009 and March 31, 2009, respectively	48,255	47,717
Other comprehensive income	101	2,923
Accumulated deficit	(41,939)	(9,325)

Total shareholders’ equity	6,417	41,315

Total liabilities and shareholders’ equity	$55,601	$91,321

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Mad Catz Interactive, 6/24/09	page 9
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net sales
United States	$13,963	$11,755	$65,002	$52,129
Europe	7,441	8,683	41,442	31,257
Canada	625	450	1,974	2,806
Other countries	741	1,029	4,145	1,545

	$22,770	$21,917	$112,563	$87,737

MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
Pre-tax income (loss)	$(1,184)	$(1,007)	$(29,681)	$5,912
Amortization of intangible assets	$679	$768	$2,931	$1,660

Goodwill impairment	$(626)	—	$27,887	—

Stock-based compensation cost	$144	$17	$481	$267

Adjusted pre-tax income (loss)*	$(987)	($292)	$1,618	$7,839

Adjusted provision for income taxes (at effective rate)*	$(404)	$135	$662	$3,637

Adjusted net income (loss) *	$(584)	($157)	$956	$4,202

Adjusted diluted earnings per share*	$(0.01)	$0.00	$0.02	$0.08

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation, amortization of intangibles and goodwill impairment, also facilitate comparisons of the Company’s performance to prior periods.

**	For the three and twelve month periods ended March 31, 2009, the effective tax rate was determined by adding back the goodwill impairment charge to the adjusted pre-tax income and excluding the valuation allowance on US deferred tax assets.
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Mad Catz Interactive, 6/24/09	page 10
Adjusted EBITDA Reconciliation (non GAAP)
Adjusted EBITDA represents net income plus interest, taxes, depreciation, amortization and goodwill impairment.

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net income (loss)	$(3,689)	$(832)	$(32,614)	$3,168

Adjustments:
Interest expense	579	575	2,094	1,156
Income tax expense (benefit)	2,453	(175)	2,933	2,744
Depreciation and amortization	950	1,122	4,193	2,910
Goodwill impairment	(626)	—	27,887	—

EBITDA	$(333)	$690	4,493	9,978

EBITDA, a non-GAAP financial measure, represents net income before interest, taxes, depreciation and amortization. Prior to the third quarter of fiscal 2009, we had not recorded any goodwill impairment charges. To address the goodwill impairment charge recorded in fiscal 2009, we modified the calculation to exclude this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of our capital and intangible assets. In addition, Adjusted EBITDA is an important measure for our lender. We note that other companies may calculate adjusted EBITDA differently which may effect the comparability of this number to that of other companies.
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